Exhibit 99.1

Rafael Holdings Appoints Patrick Fabbio as Chief Financial Officer

NEWARK, NJ – September 14, 2021: Rafael Holdings, Inc., (NYSE: RFL), a pharmaceutical holding company focused on developing novel cancer metabolism therapeutics through its Barer Institute and investment in Rafael Pharmaceuticals, Inc., announced today the appointment of Patrick Fabbio as Chief Financial Officer.

“We are pleased to have attracted someone with Pat’s extensive financial experience as we approach the completion and data readout of the Phase 3 registrational clinical trial for Rafael Pharmaceuticals’ lead investigational agent, CPI-613®, for the treatment of metastatic pancreatic cancer expected in the fourth quarter of this year,” said Ameet Mallik, Chief Executive Officer of Rafael Holdings, Inc. “Pat joins our growing executive management team as we work to build a high growth, fully integrated cancer metabolism therapeutics company focused on improving and extending the lives of cancer patients.”

Pat Fabbio has more than 25 years of financial, operational and transactional leadership experience in both publicly-traded and privately-held life science and pharmaceutical companies. Prior to joining Rafael Holdings, Pat was Chief Financial Officer of WindMIL Therapeutics Inc. Previously he served as the Chief Financial Officer of Progenics Pharmaceuticals, Inc., electroCore Medical, LLC; Vice President of Finance at NPS Pharmaceuticals, Inc.; Vice President of Finance, Innovation and Growth at Catalent Pharma Solutions Inc.; and Chief Financial Officer at Ikano Therapeutics. His other prior financial positions include roles at Sanofi, UniPath Diagnostics, BioMatrix and Coopers & Lybrand. Patrick is a board member of BeyondSpring Therapeutics, Inc.

“I am excited to work with Ameet and the Rafael Holdings team to build a commercial-ready leading cancer metabolism therapeutics company with the potential to address a large range of cancer indications and improve the lives of patients with unmet medical need,” said Pat Fabbio, Chief Financial Officer.

About Rafael Holdings, Inc.

Rafael Holdings is focused on the development of novel cancer metabolism-based therapeutics. The company owns the Barer Institute and is a significant investor in two clinical stage oncology companies, Rafael Pharmaceuticals, Inc., and LipoMedix Pharmaceuticals Ltd. Through its wholly owned Barer Institute subsidiary, the company is developing a pipeline of compounds focused on the regulation of cancer metabolism. On June 21, 2021, Rafael Holdings, Inc., (NYSE: RFL) announced that it has entered into a merger agreement to acquire full ownership of Rafael Pharmaceuticals, Inc. For more information, visit www.rafaelholdings.com.

About Rafael Pharmaceuticals, Inc.

Rafael Pharmaceuticals is a clinical-stage oncology company focused on selectively targeting cancer metabolic pathways while simultaneously harnessing the immune system to attack hard-to-treat cancers. The Company’s lead drug, CPI-613 (devimistat), is being evaluated in multiple clinical studies including two Phase 3 registrational clinical trials for metastatic pancreatic cancer and r/r acute myeloid leukemia. Multiple Phase 1/2 clinical trials are ongoing or planned in Biliary, r/r Burkitt, r/r Clear Cell Sarcoma, r/r T-cell lymphoma, r/r MDS, and Colorectal cancer.

The Company’s investors include Rafael Holdings, Inc. (NYSE: RFL). For more information, please visit www.rafaelpharma.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our expectations surrounding the potential, safety, efficacy, and regulatory and clinical progress of our product candidates; plans and timing for the release of additional clinical data; and the potential of our pipeline, including our internal cancer metabolism research programs. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the impact of public health threats, including COVID-19, on our business and operations; we depend heavily on the success of Rafael Pharmaceuticals and the future success of its lead product candidate devimistat (CPI-613® (devimistat)), and clinical trials of the product candidate may not be successful; our pharmaceutical companies may not be able to develop any medicines of commercial value; our pharmaceutical companies may not be successful in their efforts to identify or discover potential product candidates; the manufacturing and manufacturing development of our products and product candidates present technological, logistical and regulatory risks, each of which may adversely affect our potential revenue; potential unforeseen events during clinical trials could cause delays or other adverse consequences; risks relating to the regulatory approval process; interim, topline and preliminary data may change as more patient data become available, and are subject to audit and verification procedures that could result in material changes in the final data; our product candidates may cause serious adverse side effects; ongoing regulatory obligations; effects of significant competition; unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives; product liability lawsuits; failure to attract, retain and motivate qualified personnel; the possibility of system failures or security breaches; risks relating to intellectual property and significant costs as a result of operating as a public company. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended July 31, 2020 and our other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Contact:

Barbara Ryan

(203) 274-2825

barbara.ryan@rafaelholdings.com

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